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                                                                    Exhibit 21.1



                          Subsidiaries of the Company



Name                   State of Incorporation    Business Name
----                   ----------------------    -------------

Gliatech Medical Inc.  Ohio                      Gliatech Medical Inc.
                                                 (formerly Gliatech R & D, Inc.)

GIC, Inc.              Delaware                  GIC, Inc.